                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ROWAN COMPANIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                    MARK HAY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             ROWAN COMPANIES, INC.
                               5450 TRANSCO TOWER
                            2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196
                                 (713) 621-7800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, APRIL 22, 1994

To the Stockholders:

     The Annual Meeting of the Stockholders of Rowan Companies, Inc., a Delaware corporation (the "Company") will be held in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, on Friday, April 22, 1994 at 9:00 A.M., Houston time, for the following purposes:

          1. To elect three Class III Directors to serve until the third succeeding annual meeting and until their respective successors are duly elected and qualified.

          2. To transact such other business as may properly come before such meeting or any adjournment thereof.

     February 23, 1994, has been fixed as the date of record for determining stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders. A list of all stockholders entitled to vote is on file at the principal executive offices of the Company, 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, 77056-6196.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       MARK H. HAY
                                                        Secretary

March 14, 1994

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND MAIL BACK THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                             ROWAN COMPANIES, INC.
                               5450 TRANSCO TOWER
                            2800 POST OAK BOULEVARD
                           HOUSTON, TEXAS 77056-6196

                    ---------------------------------------
                                PROXY STATEMENT
                    ---------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Rowan Companies, Inc. for use at the Annual Meeting of Stockholders to be held on April 22, 1994, in the Transco Auditorium located on Level 2 of the Transco Tower, 2800 Post Oak Boulevard, Houston, Texas, or any adjournment thereof. The cost of solicitation will be paid by the Company. In addition to solicitation by mail, solicitation of proxies may by made personally or by telephone or telegraph by the Company's regular employees, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by either (i) attending the meeting and voting in person or (ii) giving written notice of such revocation to Mr. Mark H. Hay, Secretary of the Company, at Rowan Companies, Inc., 5450 Transco Tower, 2800 Post Oak Boulevard, Houston, Texas 77056-6196. The enclosed proxy may also be revoked by a subsequently dated proxy received by the Company prior to the voting of the previously dated proxy.

     The Proxy Statement and the related form of proxy are being first mailed or delivered to stockholders of the Company on or about March 14, 1994.

                         VOTING SECURITIES OUTSTANDING

     At the close of business on February 23, 1994, the record date for determining those stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders, there were outstanding 83,897,987 shares of $.125 par value Common Stock of the Company ("Common Stock"), each share of which is entitled to one vote on the matters to be presented at the meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS
MANAGEMENT

     The table below sets forth the number of shares of Common Stock of the Company owned as of February 23, 1994 by nominees for director (including Mr. Palmer who is Chief Executive Officer), continuing directors, the four other most highly compensated officers of the Company and all directors and executive officers as a group:

                                                                         SHARES OF
                                                                        COMMON STOCK
                                  NAME                            BENEFICIALLY OWNED(1)(2)
        --------------------------------------------------------  ------------------------
        Directors:
          Ralph E. Bailey                                                     5,000
          Henry O. Boswell                                                   25,000(3)
          H. E. Lentz                                                        20,200(4)
          C. R. Palmer                                                      493,845
          Wilfred P. Schmoe                                                   5,000
          Charles P. Siess, Jr.                                               6,000
          Peter Simonis                                                       4,700
          C. W. Yeargain                                                    295,199
        Executive Officers (not Directors):
          R. G. Croyle                                                       56,978
          D. F. McNease                                                      16,005
          E. E. Thiele                                                       40,750
          Paul L. Kelly                                                      47,283
        All Directors and Executive Officers as a Group (22 in
          number)                                                         1,176,941

- ---------------
(1) Except as noted otherwise, the persons and the group listed have sole voting and sole dispositive power with respect to the shares shown herein.

(2) All directors and executive officers as a group beneficially owned 1.40% of the outstanding shares of Common Stock; no continuing director, nominee or executive officer owned more than .59% of the Common Stock. Included herein are shares of Common Stock that may be acquired prior to April 24, 1994 through the conversion of Series I Floating Rate Convertible Subordinated Debentures (the "Series I Debentures"), Series II Floating Rate Convertible Subordinated Debenture (the "Series II Debenture") and the exercise of Nonqualified Stock Options (the "Options") as follows: C. R.
    Palmer -- Series II Debenture and Options -- 400,000 shares and 87,500 shares, respectively; R. G. Croyle -- Series I Debentures and
    Options -- 43,478 shares and 12,500 shares, respectively; D. F.
    McNease -- Options -- 15,000 shares; E. E. Thiele -- Options -- 12,500 shares; Paul L. Kelly -- Series I Debentures and Options -- 34,783 shares and 12,500 shares, respectively, and all directors and executive officers as a group -- Series I Debentures, the Series II Debenture and
    Options -- 78,261 shares, 400,000 shares and 200,750 shares, respectively.
                                         (Footnotes continued on following page)

(3) Includes 1,000 shares owned by Mr Boswell's wife. Mr Boswell disclaims beneficial ownership of such shares.

(4) Mr. Lentz's shares are owned jointly with his wife. The total includes 200 shares held in the names of Mr. Lentz's two minor children with respect to which Mr. Lentz's wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares.

PRINCIPAL STOCKHOLDERS

     The table below sets forth, as of February 23, 1994, certain information as to those persons who, to the knowledge of the Company, beneficially owned more than five percent of the Company's outstanding Common Stock:

       TITLE                 NAME AND ADDRESS              NUMBER OF SHARES      PERCENT
     OF CLASS             OF BENEFICIAL OWNER(1)          BENEFICIALLY OWNED     OF CLASS
- -------------------  ---------------------------------    ------------------     --------
Common Stock         FMR Corp.                                10,139,513(2)       12.13%(2)
                     82 Devonshire Street
                     Boston, MA 02109
Common Stock         The Equitable Companies                   9,129,400(3)        10.8%(3)
                     Incorporated
                     787 Seventh Avenue
                     New York, NY 10019;
                     AXA
                     23, Avenue Matignon
                     75008 Paris, France;
                     The Mutuelles AXA Group
                     detailed in (3) below
Common Stock         Metropolitan Life Insurance               7,618,138(4)        9.09%(4)
                     Company
                     One Madison Avenue
                     New York, NY 10010
Common Stock         Sanford C. Bernstein & Co., Inc.          6,360,806(5)         7.6%(5)
                     One State Street Plaza
                     New York, NY 10004

- ---------------
(1) To the knowledge of the Company, no other person owns more than 5% of the outstanding shares of Common Stock.

(2) Based on information contained in the named stockholder's Schedule 13G dated February 11, 1994, filed pursuant to the Securities Exchange Act of 1934, which Schedule 13G also stated that the named stockholder had sole voting power with respect to 106,731 shares and sole dispositive power with respect to 10,139,513 shares. Furthermore, based on information also contained in that Schedule 13G, FMR Corp.'s wholly owned subsidiary, Fidelity Management & Research Company, 82 Devonshire Street, Boston, MA 02109, beneficially owned 10,026,082 of the shares shown above, or 11.99%, of the common stock outstanding. Through their control of Fidelity Management & Research Company, FMR Corp. and Edward C. Johnson 3d., Chairman of FMR Corp. and 34% owner of its outstanding voting common stock, each had sole dispositive power with respect to those 10,026,082 shares. Fidelity Management & Research Company, which is an investment advisor to several investment companies, had neither sole nor shared voting power with respect to the shares shown above. The ownership of one FMR affiliated investment company, Fidelity Magellan Fund, 82 Devonshire Street, Boston, MA 02109 amounted to 8,007,100 shares, or 9.58% of the common stock outstanding. Another subsidiary and a related party of FMR Corp. beneficially owned 113,431 of the shares shown above and had sole voting power with respect to 106,731 shares and sole dispositive power with respect to 113,431 shares. Such subsidiary serves as an investment manager of several institutional accounts.
                                         (Footnotes continued on following page)

(3) Based on information contained in the named stockholders' Amendment No. 1 dated February 9, 1994 to its schedule 13G dated the same date, filed pursuant to the Securities Exchange Act of 1934. Such amended Schedule 13G also stated that The Equitable Companies Incorporated and the AXA companies described below as a group had sole voting power and shared voting power with respect to 8,977,800 shares and 96,000 shares, respectively, and sole dispositive power with respect to 9,129,400 shares. Furthermore, based on information also contained in that amended Schedule 13G, 3,394,700 shares and 5,734,700 shares of the shares shown above were beneficially owned by Equitable Companies Incorporated's subsidiaries, The Equitable Life Assurance Society of the United States ("Equitable U.S.") and Alliance Capital Management L.P. ("Alliance Capital"), respectively, and that Equitable U.S. had sole voting power, shared voting power and sole dispositive power with respect to 3,298,700 shares, 96,000 shares and 3,394,700 shares, respectively, while Alliance Capital had sole voting power and sole dispositive power with respect to 5,679,100 shares and 5,734,700 shares, respectively. AXA and the five mutual insurance companies comprising The Mutuelles Group, namely Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle, both located at 101-100 Terrasse Boieldieu, 92042 Paris La Defense France and AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, both located at La Grande Arche, Pardi Nord, 92044 Paris La Defense France and Uni Europe Assurance Mutuelle, 24 Ru Drouot, 75009 Paris France disclaim any beneficial interest in and disclaim any deemed voting power or dispositive power with respect to any of the shares shown above.

(4) Based on information contained in the named stockholder's Schedule 13G dated February 9, 1994, filed pursuant to the Securities Exchange Act of 1934, which Schedule 13G also stated that the named stockholder had sole voting power with respect to 7,057,938 shares and sole dispositive power with respect to 7,618,138 shares. Furthermore, based on information contained in the Schedule 13G dated February 10, 1994 of a Metropolitan Life Insurance Company subsidiary, State Street Research & Management Company, One Financial Center, 38th Floor, Boston, MA 02111, 7,601,638 of the shares shown above were beneficially owned by State Street Research & Management. Additionally, such Schedule 13G stated that State Street Research & Management had sole voting power with respect to 7,041,438 shares and sole dispositive power with respect to 7,601,638 shares. State Street Research & Management, an investment advisor for various clients, disclaims any beneficial interest in such shares.

(5) Based on information contained in the named stockholder's Schedule 13G dated February 14, 1994, filed pursuant to the Securities Exchange Act of 1934, which Schedule 13G also stated that the named stockholder had sole voting power with respect to 3,548,732 shares and sole dispositive power with respect to 6,360,806 shares. Sanford C. Bernstein & Co., Inc. is an investment advisor for various clients.

     All of the Company's directors, executive officers and greater than ten percent stockholders are required by Section 16(a) of the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with except that two executive officers, John L. Buvens, Vice President and Patrick Glyn Wheeler, Assistant Treasurer each had one report covering one transaction that they inadvertently failed to report on a timely basis.

                            QUORUM AND OTHER MATTERS

     The presence at the Annual Meeting of Stockholders, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock at the close of business on February 23, 1994 is necessary to constitute a quorum. In accordance with Delaware law and pursuant to the provisions of the Company's Bylaws, holders of shares shall be treated as being present at the Annual Meeting of Stockholders if the holders of such shares are present in person or are represented by valid proxies, whether the proxy cards granting such proxies are marked as casting a vote or abstaining or are left blank. The Company amended its Bylaws in December 1992 to revise, in accordance with Delaware law, certain provisions regarding matters voted on by stockholders, including the addition of language to specifically address the treatment of abstentions and non-votes.

     If a quorum is present at the Annual Meeting, the election of each nominee for Class III Director will be approved if the votes cast in favor of the election of such nominee exceed the votes cast opposing the election of such nominee. Unless otherwise directed thereon, a validly executed proxy will be treated as a vote cast in favor of the election of the Class III Director nominees listed below. In determining the number of votes cast, shares abstaining from voting on such election and shares held in street name that are indicated as not being voted on by brokers due to lack of discretionary authority will not be treated as votes cast.

     Action on any other matter to come before the Annual Meeting of Stockholders will be approved if a quorum is present and the votes cast in favor of the matter exceed the votes cast opposing such matter. In determining the number of votes cast, shares abstaining from voting on such matters and shares held in street name that are indicated as not being voted on by brokers due to lack of discretionary authority will not be treated as votes cast.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. Classes I and III consist of three directors each and Class II consists of two directors. Each Director holds office for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Class III directors are to be elected at the 1994 Annual Meeting of Stockholders.

     The persons named in the enclosed proxy have been selected as a proxy committee by the directors of the Company and valid proxies will be voted in the manner directed thereon. If no direction is made, the proxies will be voted for the election of the Class III Director nominees listed below. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will vote for a replacement nominee in accordance with its best judgement.

     The table below sets forth certain information regarding the nominees for director and continuing directors as of February 23, 1994.

                       NOMINEES AND CONTINUING DIRECTORS
                     --------------------------------------

                                              PRINCIPAL OCCUPATION                      YEAR FIRST
                                                  FOR THE PAST                            BECAME
            NAME(1)(2)                             FIVE YEARS                   AGE      DIRECTOR
- ----------------------------------  ----------------------------------------    ---     ----------
NOMINEES:                           CLASS III (TERM EXPIRES IN 1997)
Henry O. Boswell                    Retired; formerly President (1983-1987)     64         1988
  (a)(b)(c)(e)                      of Amoco Production Company (oil and gas
                                    production).
C. R. Palmer                        Chairman of the Board, President and        59         1969
  (c)                               Chief Executive Officer of the
                                    Company.(3)
Peter Simonis                       Chairman of the Board, British American     67         1985
                                    Offshore Limited (Company-owned U.K.
                                    drilling contractor) since March 1987;
                                    Chairman of the Board, (1979-1987),
                                    Haden Group plc (London-based
                                    international engineering contractors).

                                             (Table continued on following page)

                                              PRINCIPAL OCCUPATION                      YEAR FIRST
                                                  FOR THE PAST                            BECAME
            NAME(1)(2)                             FIVE YEARS                   AGE      DIRECTOR
- ----------------------------------  ----------------------------------------    ---     ----------
CONTINUING DIRECTORS:               CLASS I (TERM EXPIRES IN 1995)
H. E. Lentz                         Managing Director, Lehman Brothers Inc.     49         1990
  (d)                               (investment bankers) since March 1993;
                                    Investment Banker, Wasserstein Perella &
                                    Co., Inc. (March 1988 through February
                                    1993).
Wilfred P. Schmoe                   Retired; formerly Executive Vice            66         1992
  (a)(b)(d)(e)                      President, Director and member of the
                                    Executive Committee (May 1984 to
                                    November 1988) of E.I. DuPont de Nemours
                                    & Co. (diversified chemical/energy
                                    conglomerate).
Charles P. Siess, Jr.               Retired; formerly Chairman of the Board     67         1991
  (a)(b)(c)(d)(e)                   and Chief Executive Officer, Cabot Oil &
                                    Gas Corporation (January 1990 to
                                    December 1992); Vice Chairman of the
                                    Board, Marathon Manufacturing Company
                                    (August 1986 until retiring in February
                                    1987).
CONTINUING DIRECTORS:               CLASS II (TERM EXPIRES IN 1996)
Ralph E. Bailey                     Chairman of the Board and Chief             69         1993
  (b)(d)(e)                         Executive Officer of American Bailey
                                    Corporation (manufacturing and energy
                                    investments) and Chairman of the Board
                                    and, until February 1992, Chief
                                    Executive Officer of United Meridian
                                    Corporation (oil and gas exploration and
                                    production).
C. W. Yeargain                      Consultant; Executive Vice President of     68         1975
  (c)(d)                            the Company until retiring in March
                                    1991.(3)

- ---------------
(1) Directorships other than those listed in the table are as follows: Ralph E. Bailey, is a director of General Signal Corporation and The Williams Companies, Inc.; Henry O. Boswell is a director of Service Master Management Corporation, the general partner of Service Master Limited Partnership, and Cabot Oil & Gas Corporation; H.E. Lentz is a director of Imperial Holly Corporation; and Charles P. Siess, Jr. is a director of Cabot Corporation and Cabot Oil & Gas Corporation.

(2) Committee memberships are indicated by (a) for Audit Committee, (b) for Compensation Committee, (c) for Executive Committee, (d) for Nominating Committee and (e) for 1986 Debenture Plan Committee. Each director who is not a salaried officer of the Company or a subsidiary receives $20,000 annually for serving as a director, $500 for attending a regular or special Board meeting and $250 or $500 for attending a meeting of each Committee on which he serves, depending on the length of the meeting. In addition, directors are reimbursed for reasonable travel expenses. See "Committees of the Board of Directors" below for information on functions performed by the Committees. The Board of Directors held five meetings during 1993. With the exception of Mr. Bailey, all directors attended at least 75% of the 1993 meetings of the Board of Directors and Committees on which they served.

(3) Information regarding Mr. Palmer's compensation is disclosed in the Summary Compensation Table under Executive Compensation below. In addition to his Board membership, Mr. Yeargain continues to serve the Company in a consulting capacity. See "Certain Transactions" below.

                               COMMITTEES OF THE
                               BOARD OF DIRECTORS

     The functions performed by the committees of the Board of Directors are as follows:

     The Audit Committee has as its principal functions to recommend to the Board of Directors each year the firm of independent auditors to be selected by the Company, to review the reports to be rendered and the fees to be charged by the independent auditors and to review with the independent auditors the principal accounting policies of the Company and other pertinent matters either at the initiative of the committee or at the request of the independent auditors. The Audit Committee held one meeting in 1993.

     The Compensation Committee recommends to the Board of Directors from time to time the compensation to be paid to the executive and other officers of the Company and any plan for additional compensation that it deems appropriate. The Compensation Committee held three meetings in 1993.

     The Nominating Committee generally designates, on behalf of the Board of Directors, candidates for the directors of the class to be elected at the next meeting of stockholders. The Nominating Committee will consider for election to the Board qualified nominees recommended by stockholders. To make such a recommendation, stockholders should submit to the Company's Secretary a biographical sketch of the prospective candidate, which should include age, principal occupation and business experience and other directorships, including positions previously held or now held. The Nominating Committee held two meetings in 1993.

     The Executive Committee has, except for certain qualifications noted in the Company's Bylaws, the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company. The Executive Committee held one meeting in 1993.

     The 1986 Debenture Plan Committee administers the Company's 1986 Convertible Debenture Incentive Plan. The 1986 Debenture Plan Committee has broad authority to interpret, amend, suspend or terminate such Plan and to make all determinations necessary or advisable for the administration of the Plan. The 1986 Debenture Plan Committee held no meetings in 1993.

                             EXECUTIVE COMPENSATION

     The following tabulation sets forth for the fiscal years ended December 31, 1993, 1992 and 1991 annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                          ANNUAL COMPENSATION       -----------------
                                                         ----------------------     SHARES UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR     SALARY($)     BONUS($)        OPTIONS(#)
- ----------------------------------------------  ----     ---------     --------     -----------------
C. R. Palmer                                    1993     $ 700,000     $900,000              -0-
  Chairman of the Board, President and Chief    1992       700,000          -0-              -0-
  Executive Officer                             1991       700,000          -0-              -0-
R. G. Croyle                                    1993       170,000      100,000           25,000
  Executive Vice President                      1992       156,000          -0-           25,000
                                                1991       143,333          -0-              -0-
D. F. McNease                                   1993       153,333      100,000           25,000
  Senior Vice President                         1992       133,333          -0-           25,000
                                                1991       110,000          -0-              -0-
E. E. Thiele                                    1993       145,000       75,000           25,000
  Vice President, Finance, Administration       1992       130,000          -0-           25,000
  and Treasurer                                 1991       110,000          -0-              -0-
Paul L. Kelly                                   1993       146,666       50,000           25,000
  Vice President, Special Projects              1992       138,333          -0-           25,000
                                                1991       131,667          -0-              -0-

     No executive officer received any noncash compensation during fiscal years 1993, 1992 and 1991 having an aggregate incremental cost to the Company in excess of the lesser of $50,000 or 10% of his or her total annual salary and bonus as reported in this table.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information pertinent to stock options granted under the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan") to the Named Executive Officers during 1993:

                                           INDIVIDUAL GRANTS                                      POTENTIAL
                  --------------------------------------------------------------------         REALIZABLE VALUE
                                   PERCENT       MARKET                                       AT ASSUMED ANNUAL
                   NUMBER OF      OF TOTAL      PRICE OF                                        RATES OF STOCK
                    SHARES         OPTIONS      STOCK ON                                      PRICE APPRECIATION
                  UNDERLYING     GRANTED TO      DATE OF    EXERCISE OR                        FOR OPTION TERM
                    OPTIONS     EMPLOYEES IN    GRANT(1)     BASE PRICE    EXPIRATION   ------------------------------
      NAME        GRANTED(#)     FISCAL 1993    ($/SHARE)    ($/SHARE)       DATE(2)     0%(3)        5%        10%
- ----------------- -----------   -------------   ---------   ------------   -----------  --------   --------   --------
C. R. Palmer.....       -0-          N/A            N/A           N/A          N/A           N/A        N/A        N/A
R. G. Croyle.....    25,000          3.5%         $9.25        $ 1.00        4-23-03    $206,250   $335,960   $534,960
D. F. McNease....    25,000          3.5%          9.25          1.00        4-23-03     206,250    335,960    534,960
E. E. Thiele.....    25,000          3.5%          9.25          1.00        4-23-03     206,250    335,960    534,960
Paul L. Kelly....    25,000          3.5%          9.25          1.00        4-23-03     206,250    335,960    534,960

- ---------------
(1) Last reported sales price of the Common Stock on the New York Stock Exchange on April 23, 1993, the date of grant.

(2) Options become exercisable in 25% increments over a four-year period with the options being 100% exercisable four years after the date of grant. Exercisability may accelerate upon the occurrence of certain corporate reorganizations, death or disability (as may be set forth in the option agreement or the plan).

(3) Value represents the difference between the per share market price (see footnote (1) above) and the per share exercise price on the date of grant times the number of underlying shares.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     For each of the Named Executive Officers, the information set forth below reflects for the fiscal year ended December 31, 1993, options under the Company's 1980 Nonqualified Stock Option Plan (the "1980 Plan") and 1988 Plan which were exercised and the value realized thereon as well as exercisable and unexercisable options which were unexercised at year-end 1993 and the realizable value thereon at such date:

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                SHARES                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED ON     VALUE         DECEMBER 31, 1993(#)         DECEMBER 31, 1993($)(1)
                               EXERCISE      REALIZED    ---------------------------   ---------------------------
            NAME                  (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------- -----------   ----------   -----------   -------------   -----------   -------------
C. R. Palmer.................   187,500     $1,335,938      87,500         75,000       $ 700,000      $ 600,000
R. G. Croyle.................    15,000        120,625         -0-         50,000             -0-        400,000
D. F. McNease................    12,500         92,188       8,750         50,000          77,000        400,000
E. E. Thiele.................    16,250        128,125         -0-         50,000             -0-        400,000
Paul L. Kelly................    15,000        132,438         -0-         50,000             -0-        400,000

- ---------------
(1) Represents the difference between $9.00, which was the last reported per share sales price of the Company's Common Stock on the New York Stock Exchange on December 31, 1993, and the per share exercise price of $1.00 times the number of underlying shares.

OPTION PLANS

     As amended by the stockholders at the Annual Meeting of Stockholders in April 1992, the 1988 Plan permits the grant to key employees of the Company and its subsidiaries prior to January 21, 2003 of options to purchase 7,000,000 shares, of which options to purchase 2,625,554 shares (net of cancellations) of the Company's Common Stock had been granted at an option exercise price per share of $1.00 as of February 23, 1994. Outstanding options under the 1988 Plan expire between April 1999 and April 2003. Options granted under the 1988 Plan were nonqualified options and expire ten years after the date of grant.

     The authority of the Board of Directors to grant additional options under the 1980 Plan expired on January 25, 1990. The 1980 Plan provided for the grant of options to key employees of the Company and its subsidiaries, and the exercise prices and terms of options granted under the 1980 Plan were determined by the Compensation Committee. As of February 23, 1994, options to purchase a total of 971,500 shares (net of cancellations) of the Company's Common Stock had been granted under the 1980 Plan at an option price per share of $1.00. Outstanding options under the 1980 Plan are nonqualified options and, depending upon the grant, expire either five years or ten years after the date of grant.

     Options granted under the 1980 and 1988 Plans become exercisable in 25% increments over a four-year period with the options being 25% exercisable one year after the date of grant and 100% exercisable four years after the date of grant.

CONVERTIBLE DEBENTURE INCENTIVE PLAN

     The Rowan Companies, Inc. 1986 Convertible Debenture Incentive Plan (the "Plan") was approved at the Company's 1986 Annual Meeting of Stockholders. The Plan provides for the issuance to key employees of the Company and its subsidiaries of up to $20,000,000 in aggregate principal amount of the Company's floating rate convertible subordinated debentures (the "Debentures"). The Debentures are convertible at the conversion price in effect at the time of conversion into fully paid and nonassessable shares of preferred stock, which are immediately convertible at the conversion ratio then in effect into fully paid and nonassessable shares of Common Stock of the Company, at any time after one year from the date of issuance of the Debentures.

     The Plan is administered by the 1986 Debenture Plan Committee of the Board of Directors (the "Debenture Committee"). The Debenture Committee has the authority to select key employees of the

Company or any subsidiary who may purchase Debentures. The Debenture Committee also determines with respect to each series of Debentures, the interest rate, conversion price and other terms and conditions of the Debentures, all consistent with the provisions of the Plan.

     All employees participating in the Plan have borrowed the Debenture purchase price from an unaffiliated third party. Promissory notes evidencing any outstanding borrowings bear interest at the same rate as the Debentures and are secured by a pledge of the Debentures purchased. The Company has guaranteed such outstanding employee indebtedness secured by a pledge of the Debentures purchased.

     The Company has issued Debentures in two Series, consisting of (a) $5,125,000 aggregate principal amount of Series I Debentures issued in June 1986, ultimately convertible until June 1996, into 891,304 shares of Common Stock at $5.75 per share and (b) $4,500,000 aggregate principal amount of the Series II Debenture issued in September 1987, ultimately convertible until September 1997 into 500,000 shares of Common Stock at $9.00 per share. The ultimate conversion price for each issue is the closing price of the Company's Common Stock on the day prior to the issuance of Debentures. The aggregate principal amount of Debentures outstanding at February 23, 1994 was $4,050,000.

     During 1993, plan participants converted an aggregate principal amount of debentures of $1,000,000 shown as follows: C. W. Yeargain -- $500,000, R. E. McWilliams -- $250,000 and R.A. Keller -- $250,000. Messrs. McWilliams and Keller retired as vice presidents on January 1, 1994 and January 1, 1991, respectively. No debentures were offered for sale to employees during 1993.

PENSION PLAN

     The Company offers to certain eligible employees participation in the Company's Pension Plan. All salaried and hourly employees (including executive officers but excluding non-U.S. citizens) of the Company and its subsidiaries who have completed one year of employment (as defined in the plan) are eligible to participate in the Pension Plan. Pursuant to the terms of the Pension Plan, the cost of which is borne by the Company, an eligible employee generally will receive a pension at age 60 pursuant to a formula which is based upon the employee's number of years of credited service and his average annual compensation during the highest five consecutive years of his final ten years of service. Compensation for this purpose is based on salary, excluding discretionary bonuses. Because applicable provisions of the Internal Revenue Code, as amended, currently limit the annual benefits payable to any individual from the Pension Plan to $118,800, the Pension Plan provides that benefits of a Plan retiree which are limited by the provisions of the Internal Revenue Code shall be increased each year that adjustments to such provisions permit a benefit increase. As of January 31, 1994, the Company had approximately 1,950 employees eligible to participate in the Pension Plan.

     The Company also has a Pension Restoration Plan which provides for the restoration of any retirement income that is lost under the Pension Plan because of the previously mentioned Internal Revenue Code limitations. The Pension Restoration Plan is unfunded and benefits thereunder are paid directly by the Company. To date, the Board of Directors has selected two employees, Messrs. C.
R. Palmer and C. W. Yeargain (now retired), to be participants under the Pension Restoration Plan.

     The following table illustrates, for representative average earnings and years of credited service, the annual retirement benefit payable to eligible employees under the Pension Plan and the aggregate Pension Restoration Plan computed on the basis of a life annuity with 60 payments guaranteed.

                             PENSION PLAN TABLE(1)

                                                   YEARS OF SERVICE(2)
               --------------------------------------------------------------------------------------------
COMPENSATION(3)    10         15          20          25          30          35          40          45
- ------------   --------    --------    --------    --------    --------    --------    --------    --------
$ 50,000       $  8,750    $ 13,125    $ 17,500    $ 21,875    $ 26,250    $ 30,625    $ 35,000    $ 39,375
  75,000         13,125      19,687      26,250      32,812      39,375      45,937      52,500      59,062
 100,000         17,500      26,250      35,000      43,750      52,500      61,250      70,000      78,750
 150,000         26,250      39,375      52,500      65,625      78,750      91,875     105,000     118,125
 200,000         35,000      52,500      70,000      87,500     105,000     122,500     140,000     157,500
 300,000         52,500      78,750     105,000     131,250     157,500     183,750     210,000     236,250
 400,000         70,000     105,000     140,000     175,000     210,000     245,000     280,000     315,000
 500,000         87,500     131,250     175,000     218,750     262,500     306,250     350,000     393,750
 600,000        105,000     157,500     210,000     262,500     315,000     367,500     420,000     472,500
 700,000        122,500     183,750     245,000     306,250     367,500     428,750     490,000     551,250
 800,000        140,000     210,000     280,000     350,000     420,000     490,000     560,000     630,000
 900,000        157,500     236,250     315,000     393,750     472,500     551,250     630,000     708,750

- ---------------
(1) The benefits listed in the table are not subject to reduction for Social Security benefits or other offset amounts.

(2) As of December 31, 1993, the Named Executive Officers were credited under either or both the Pension Plan and the Pension Restoration Plan with years of service as follows: C. R. Palmer -- 33; R. G. Croyle -- 20; D. F. McNease -- 20; E. E. Thiele -- 24; Paul L. Kelly -- 11.

(3) The annual benefit amount payable to Mr. C. W. Yeargain, who retired as an executive officer in March 1992 is $155,324. The estimated annual benefit amount payable upon retirement to Mr. C. R. Palmer is $410,900. The other Named Executive Officers will basically be entitled to receive the annual benefits amounts based upon their 1993 salary amount set forth under "Salary" in the table on page 8 and their credited years of service under the Pension Plan (see Footnote (2) above). The current salaries for such officers are as follows -- C. R. Palmer -- $700,000; R. G.
    Croyle -- $200,000; D. F. McNease -- $175,000; E. E. Thiele -- $150,000; and
    Paul L. Kelly  -- $150,000.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION POLICY FOR EXECUTIVE OFFICERS

     Under the supervision of the Compensation Committee (the "Committee") of the Board of Directors, the Company has developed and implemented compensation policies and programs that seek to retain and motivate employees of the Company whose performance contributes to the Company's goal of maximizing stockholder value in an industry that has, until recently, suffered a prolonged downturn. In addition, these compensation policies attempt to align the executive officers' interests with those of the stockholders by providing incentive compensation related to the value of the Company's Common Stock. Compensation decisions are made by the Committee after reviewing recommendations prepared by the Company's Chief Executive Officer, with the assistance of other Company personnel. The Company has combined salaries with stock option grants and selected cash bonuses to provide a compensation balance. The balance established by the Committee is designed to reward past performance, retain key employees and encourage future performance.

     In approving and establishing compensation for an executive officer, several factors are considered by the Committee. Performance criteria include individual performance, overall Company performance versus that of its competitors and performance of the price of the Company's Common Stock in comparison to prior levels and to the relative stock prices of its competitors. Since the contract drilling industry has been in a prolonged downturn until recently, overall corporate performance has included factors such as maintaining equipment and personnel and protecting the strength of the Company's balance sheet. When evaluating individual performance, particular emphasis has been placed on the executive officers' success in enabling the Company to increase its market share, their ability to develop innovative ways to obtain better returns on the Company's assets and their maintenance of the Company's ability to respond to upturns in the drilling industry. Emphasis is placed upon an individual's integrity, loyalty and competence in his areas of responsibility. When evaluating the foregoing performance criteria in setting executive compensation, the Committee gives greatest weight to those factors it believes have or will contribute the most towards maximizing stockholder value and increasing the Company's financial viability. The factors that contribute the most towards these goals vary depending on the state of the industry in which the Company operates.

     Based upon the Committee's determination, after reviewing the Chief Executive Officer's recommendations, all of the executives named above, except for Mr. Palmer (see "Chief Executive Officer Compensation" below), received a salary increase in 1993. The Company's executive officers generally met or exceeded the performance goals established for such officers in connection with their 1993 compensation. As discussed above, factors considered by the Committee in setting compensation included each individual's past contributions and performance, as well as the Company's operating results and the performance of the Company's stock in comparison to its competitors, management of its assets and debts and implementing and maintaining effective cost controls. Additionally, setting salaries which are both externally competitive relative to the industry and internally equitable when considering performance and responsibility levels were pursued objectives. Competitor comparisons for purposes of determining executive officer compensation consisted of a comparison to the competitors in the Company's peer group described below under "Stockholder Return Performance Presentation" along with comparison to certain additional public companies in the energy service industry. Although no specific target has been established, the Committee generally seeks to set salaries at the median to high end of the range in comparison to peer group companies.

     In addition to regular salary payments to executive officers in 1993, the Committee determined to make stock option grants to all of the Company's executive officers (other than Mr. Palmer and Mr. McWilliams) at an exercise price of $1.00 per share and also determined in December 1993 to grant cash bonuses to certain of the Company's senior executive officers, which included Mr. Palmer. The primary basis for these stock option grants and cash bonus awards was the Company's sharply improved financial results for 1993 along with the Committee's evaluation of the individual performance of each officer. The criteria used in evaluating individual performance for purposes of these awards were the same as the criteria discussed above that are considered when setting regular compensation. The amount of options previously granted to and held by executive officers were taken into account when determining the amount of new option and cash bonus awards.

     Although the Committee chose to revise the compensation of the Named Executive Officers for the fiscal year just ended, it attempts to avoid treating salaries and stock option grants as entitlements and recommends compensation revisions only when it believes such changes are warranted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The principal basis for setting Mr. Palmer's salary for 1993 was a determination reached by the Committee in 1990. This decision was based on the facts that (i) the Company had survived a severe industry downturn when many of its competitors had failed, merged or ceased to exist, (ii) the Company had been able to maintain a relatively strong balance sheet throughout this period of unprecedented difficulty, enabling it to maintain its employees and equipment at competitive levels and (iii) the Company had, in consequence, increased its market share, leaving it well positioned to capitalize on any significant increase in offshore drilling activity. No specific quantitative measure of the Company's performance was used for this purpose. Emphasis was also placed on evaluating the Company's performance versus the performance of the competitors in the Company's peer group described below under "Stockholder Return Performance Presentation" as well as certain additional public companies in the energy service industry. The Committee believed, and believes, that the Company's relatively strong position in the contract drilling industry has been in large part attributable to Mr. Palmer's abilities and contributions.

     Accordingly, the Committee determined in 1990 to grant Mr. Palmer a salary of $700,000 a year, and granted him restricted stock options relating to 300,000 shares of Common Stock, having a value on the date of grant of $3,825,000, and vesting in equal annual installments in each of the next four years. Restricted stock options were used in the compensation package because they (i) did not require use of the Company's cash and working capital and (ii) tied a significant portion of Mr. Palmer's compensation closely to the interests of the Company's stockholders. Based on Mr. Palmer's continuing performance and contributions, the Committee determined to maintain Mr. Palmer's regular 1993 salary at the level at which it had been since 1990.

     As noted above, the Committee did not revise Mr. Palmer's regular salary level for 1993. In December 1993, the Committee granted Mr. Palmer a cash bonus of $900,000 in recognition of his outstanding contributions towards returning the Company to profitability and protecting the Company's financial viability throughout the prolonged downturn in the contract drilling industry, during which several of the Company's competitors underwent bankruptcies or restructurings that destroyed the value of their stockholders' investments. As part of its determination, the Committee also took into account the fact that no bonuses or stock options had been granted to Mr. Palmer since 1990. In addition, the Committee considered the effects of a recent tax law change that removed the existing $135,000 cap on the Medicare portion of the FICA tax so that the Company and its employees will collectively pay a 2.9% Medicare tax on all compensation paid to the Company's employees after 1993. In light of this change, the Committee determined that payment of a bonus to Mr. Palmer in 1993 would allow a greater benefit to be received by Mr. Palmer at a smaller cost to the Company than if the bonus were granted at a later time.

     The Committee has also discussed and considered a recent amendment to the tax code that will generally limit the Company's ability to deduct compensation in excess of $1 million to a particular executive in any year after 1993. The Committee intends to consider actions that may be taken in the future that could affect the deductibility of the compensation paid to its executive officers although, given the current level of the Company's net operating losses and investment tax credit carryforwards, deductibility of compensation is not an immediate concern.

     This report has been provided by the following members of the Committee:

                        Charles P. Siess, Jr., Chairman
                                Ralph E. Bailey
                                Henry O. Boswell
                               Wilfred P. Schmoe

     The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparison of the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock, the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of a Company-selected peer group for the period of five calendar years commencing January 1, 1989 and ending December 31, 1993:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                      ROWAN COMMON STOCK, S&P 500 INDEX &
                         COMPANY-SELECTED PEER GROUP**

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            ROWAN          S&P 500      PEER GROUP**
1988                                  100             100            100
1989                                  196             132            179
1990                                  196             128            134
1991                                  101             166            100
1992                                  137             179             73
1993                                  156             197            114

                         Fiscal Year Ended Decmber 31

                 Rowan          S&P 500          Peer Group**

 * Total return assumes reinvestment of dividends.
** Chiles Offshore Corp., Energy Service Company, Inc.,
      Global Marine, INc. and Reading & Bates Corp.

                              CERTAIN TRANSACTIONS

     In 1993, the Company paid $2,876,479 in underwriting commissions to an affiliate of Lehman Brothers Inc., an investment banking firm, for services rendered by that firm as manager of the Company's 10,000,000 share Common Stock offering in June 1993 which raised $96,250,000. Mr. H. E. Lentz, a Class I Director of the Company, is a Managing Director of Lehman Brothers Inc.

     Mr. Peter Simonis, a Class III Director of the Company, received in 1993 L1,000 for services as Chairman of the Board of British American Offshore Limited. In addition, an annual fee of L14,000 was paid in 1993 by British American Offshore Limited to Kismire Limited, a management consulting company of which Mr. Simonis is a director. British American is a wholly owned subsidiary of the Company organized to perform contract drilling services in the U.K. sector of the North Sea utilizing rigs owned by the Company or others.

     In 1993, the Company paid $22,000 in consulting fees to C. W. Yeargain, a Class II Director who was an Executive Vice President of the Company until his retirement in March 1991.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche has been selected as principal auditors for the Company for the year ending December 31, 1994. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Stockholders on April 22, 1994 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.

                             STOCKHOLDERS PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1995 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than November 15, 1994.

                                   FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO MR. MARK H. HAY, SECRETARY OF THE COMPANY, AT THE COMPANY'S PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE HEREOF.

                                 OTHER BUSINESS

     Management of the Company does not know of any other matters which are to be presented for action at the meeting. However, if any other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons voting the proxy unless otherwise designated thereon.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                      C. R. PALMER
                                                        Chairman

March 14, 1994

                          [ROWAN COMPANIES, INC. LOGO]

PROXY
                            ROWAN COMPANIES, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints C. R. Palmer and Mark H. Hay proxies, each with power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all the shares of stock of Rowan Companies, Inc. ("Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 22, 1994 or any adjournment thereof.

1. ELECTION OF CLASS III DIRECTORS

    / / FOR all nominees listed    / / AGAINST all nominees listed  / / ABSTAIN
        below  (except as marked       below
        to the contrary below)

       (INSTRUCTION: To vote against any individual nominee strike a line through the name in the list below.)

          Henry O. Boswell           C. R. Palmer          Peter Simonis

2. With discretionary authority on any other matter which may properly come before the meeting.

          (Continued, and to be dated and signed, on the other side)

                         (Continued from other side)
IF A CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETIONOF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER MATTER NOT KNOWN AT THE TIME OF SOLICITATION OF THIS PROXY THAT MAY PROPERLY COME BEFORE THE MEETING. ALL PRIOR PROXIES ARE HEREBY REVOKED.

                                                    _________________________
                                                            SIGNATURE

                                                    _________________________
                                                            SIGNATURE

                                                    Dated_______________,1994

Please complete, date, sign and return this proxy promptly in the enclosed envelope. Sign exactly as name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the signature is for a corporation, please sign full corporate name by authorized officer. If shares are registered in more than on ename, all holders must sign.